EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
York, PA 17401
Contact:	Jeffrey R. Hines, President
or	Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ANNOUNCES SECOND QUARTER AND SIX MONTH EARNINGS

York, Pennsylvania, August 8, 2008: The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the second quarter and the first six months of 2008.

President Hines reported that second quarter operating revenues of $7,862,000 decreased 1.3% from the second quarter  of 2007, net income of $1,520,000 decreased 8.5% compared to the second quarter of 2007 and earnings per share for the three-month period declined by $0.02.

President Hines also reported that first six months' operating revenues of $15,368,000 increased 0.1% over the first six months of 2007, and that the first six months' net income of $2,726,000 decreased 8.7% compared to the first six months of 2007.  The primary reason for the increase in revenues was growth in the customer base of 1.5%.  Residential sector demand declined primarily due to higher than normal rainfall, and in the commercial and industrial sectors primarily due to adverse economic conditions.  The primary contributing factors to the decrease in net income were lower than expected revenues and higher operating expenses including depreciation, wages, electric, and health insurance expenses.  Interest expense was also higher in 2008 compared to 2007.  Earnings per share for the six-month period declined by $0.03 per share.

In May 2008 the Company initiated a request for rate relief with the Pennsylvania Public Utility Commission (PPUC).  The request is currently under review.  Any rate relief approved by the PPUC will be effective not later than February 15, 2009.

During the first six months of 2008, the Company invested $8.8 million in construction projects.  The majority of the construction expenditures were for distribution system improvements and replacements, an emergency diesel generator for the main pumping station and a water treatment improvement project.  The Company will continue to invest in infrastructure at a rate necessary to ensure a safe, adequate and reliable supply of drinking water.
	Period Ended June 30
	In 000's (except per share)
	Quarter		Six Months
	2008	2007	2008	2007
Water Operating Revenues	$7,862	$7,962	$15,368	$15,347
Net Income from Water Operations	$1,520	$1,661	$ 2,726	$ 2,987
Average Number of Common Shares Outstanding	11,282	11,218	11,276	11,211
Basic Earnings Per Common Share	$ 0.13	$ 0.15	$ 0.24	$ 0.27
Dividends Paid Per Common Share	$0.121	$0.118	$ 0.242	$ 0.236
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